EXHIBIT 10.1

EXECUTION COPY

€5,300,000,000

BRIDGE LOAN AGREEMENT

Dated as of October 12, 2007

Among

KRAFT FOODS INC.

and

THE INITIAL LENDERS NAMED HEREIN

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.

as Syndication Agent

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

HSBC BANK USA, NATIONAL ASSOCIATION,

UBS SECURITIES LLC,

SOCIÉTÉ GÉNÉRALE

as Documentation Agents

* * * * * * * * * *

GOLDMAN SACHS CREDIT PARTNERS L.P., JPMORGAN CHASE BANK, N.A., CREDIT

SUISSE, CAYMAN ISLANDS BRANCH, HSBC BANK USA, NATIONAL ASSOCIATION,

UBS SECURITIES LLC and SOCIÉTÉ GÉNÉRALE

as Joint Lead Arrangers and Joint Bookrunners

i

Table of Contents

(continued)

SCHEDULES

Schedule I	-	List of Lenders and Commitments
Schedule II	-	List of Applicable Lending Offices
Schedule III	-	Mandatory Cost Formula

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of Special Counsel for Kraft
Exhibit D-2	-	Form of Opinion of Special Local Counsel for Kraft

ii

Table of Contents

(continued)

Page
Exhibit D-3	-	Form of Opinion of Internal Counsel for Kraft
Exhibit D-4	-	Form of Opinion of Counsel for Designated Subsidiary
Exhibit E	-	Form of Designation Agreement

iii

BRIDGE LOAN AGREEMENT

Dated as of October 12, 2007

KRAFT FOODS INC., a Virginia corporation (“Kraft”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof (the “Initial Lenders”), the other Lenders (as hereinafter defined) party hereto from time to time, JPMORGAN CHASE BANK, N.A. (“JPMorgan Chase”), as administrative agent (in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, HSBC BANK USA, NATIONAL ASSOCIATION, UBS SECURITIES LLC and SOCIÉTÉ GÉNÉRALE as documentation agents (each, in such capacity, a “Documentation Agent”) for the Lenders, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this bridge loan agreement (as the same may be amended, restated, waived, supplemented or otherwise modified from time to time, this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the acquisition by Kraft and/or one or more of its Subsidiaries of the biscuit business of Groupe Danone S.A. from Groupe Danone S.A., pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means that certain acquisition agreement (or similar agreement) to be entered into between Kraft (and/or any of its wholly-owned Subsidiaries), as buyer, and Groupe Danone S.A. (and/or any of its affiliates), as seller, providing for the acquisition of the biscuit business of Groupe Danone S.A., as the same may be amended, restated, waived, supplemented or otherwise modified from time to time.

“Administrative Agent Account” means (a) in the case of LIBOR Advances, the account of the Administrative Agent, maintained by the Administrative Agent, at its office at 1111 Fannin Street, Floor 10, Houston, Texas 77002, Attention: Katie Rose, or (b) in the case of EURIBOR Advances, the account of the Administrative Agent, maintained by the Administrative Agent, at its office at 125 London Wall, Floor 9, EC2Y 5AJ London, Attention: Maxine Graves/Stephen Clarke, or (c) such other account of the Administrative Agent, as is designated in writing from time to time by the Administrative Agent, to Kraft and the Lenders for such purpose.

“Advance” means an advance by a Lender to a Borrower as part of a Borrowing and refers either (a) in the case of an Advance denominated in Euros, to a EURIBOR Advance or (b) in the case of an Advance denominated in Dollars, to a Base Rate Advance or a LIBOR Advance (each of which shall be a “Type” of an Advance).

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Applicable Interest Rate Margin” means, for any Interest Period, a percentage per annum equal to 0.25%.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office or Eurocurrency Lending Office, as the case may be.

“Asset Sale” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of capital stock, but excluding any issuance by such Person of its own capital stock), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(i) the rate of interest announced publicly by JPMorgan Chase in New York, New York, from time to time, as JPMorgan Chase’s prime rate; and

(ii)  1/2 of 1% per annum above the Federal Funds Effective Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(ii)(x).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrowers” means, collectively, Kraft and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made, Converted or continued on the same date and, in the case of Eurocurrency Rate Advances, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to (a) any LIBOR Advance, on which dealings are carried on in the London interbank market and banks are open for business in London and (b) any EURIBOR Advance, on any TARGET Day that is also a day on which banks are open for business in London.

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Closing Date” means the date on which the conditions in Section 3.02 are satisfied (or waived in accordance with Section 9.01).

“Commitment” means, as to any Lender, (a) the Euro amount set forth opposite such Lender’s name on Schedule I hereto, or (b) if such Lender has entered into an Assignment and Acceptance, the Euro amount set forth for such Lender in the Register by the Administrative Agent pursuant to Section 9.07(d), in each case as such amount may be reduced pursuant to Section 2.10.

“Condemnation” means any taking by a governmental authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Kraft and its Subsidiaries, less goodwill and other intangible assets and the minority interests of other Persons in such Subsidiaries, all as determined in accordance with GAAP.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06, Section 2.07 or Section 2.11.

“Credit Documents” means any of this Agreement, the Notes (if any) and the Designation Agreements (if any).

“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (ii) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States of America, are recorded as capital leases, and (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (i) or (ii) above.

“Debt Issuance” means the issuance or incurrence by Kraft or any of its wholly-owned Subsidiaries of any Debt, or any convertible or hybrid securities, in each case in excess of $100,000,000 per issuance or incurrence or related or series of issuances or incurrences as part of the same transaction (and in the case of any such issuance or incurrence comprising a revolving working capital credit facility, only to the extent any such related or series of incurrences or issuances as part of the same transaction results in outstanding Debt under such revolving working capital credit facility in excess of $100,000,000), other than Debt or convertible or hybrid securities (a) incurred under the Existing 5-Year Credit Agreement in an aggregate principal amount (together with accrued interest thereon) not to exceed $4,500,000,000, (b) incurred under other credit facilities in effect prior to July 2, 2007, without giving effect to any increases in the aggregate principal amount thereof as of such date, (c) issued or incurred under the commercial paper program of Kraft, or (d) issued or incurred by Kraft in an aggregate principal amount not to exceed $1,000,000,000, the proceeds of which shall be used by Kraft to refinance Debt of Kraft or its Subsidiaries.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Designated Subsidiary” means any wholly-owned Subsidiary of Kraft designated for borrowing privileges under this Agreement pursuant to Section 9.08.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and Kraft.

“Dollars” and “$” each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Kraft and the Administrative Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $5,000,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (or any successor) (“OECD”), or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (c) the central bank of any country which is a member of the OECD; (d) a commercial finance company or finance Subsidiary of a corporation organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $3,000,000,000; (e) an insurance company organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $5,000,000,000; (f) any Lender; (g) an affiliate of any Lender; and (h) any other bank, commercial finance company, insurance company or other Person approved in writing by Kraft, which approval shall be notified to the Administrative Agent.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, or changeover to, an operation of a single or unified European currency.

“Equity Capital Markets Transaction” means the issuance or sale in a registered public offering, Rule 144A/Regulation S transaction or private placement of capital stock (excluding any convertible or hybrid securities, but including any other equity-linked securities) of Kraft, other than issuances pursuant to employee stock plans of Kraft.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or Kraft or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or Kraft or any of their ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of any Borrower or Kraft or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Treaty” means the Treaty of Rome signed on March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty signed on February 7, 1992.

“EURIBOR” means, with respect to any Interest Period, an interest rate per annum equal to either:

(a) the offered rate per annum at which deposits in Euros appear on Reuters Screen EURIBOR01 (or any successor page) as of 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period as determined by the Banking Federation of the European Union; or

(b) if EURIBOR does not appear on Reuters Screen EURIBOR01 (or any successor page), then EURIBOR will be determined by taking the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Euros are offered by the principal office of each of the Reference Banks to prime banks in the European interbank market as of 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, in each case, subject, however, to the provisions of Section 2.07.

“EURIBOR Advance” means an Advance that bears interest as provided in Section 2.04(a)(i).

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Kraft and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurocurrency Rate Advance” means a LIBOR Advance or a EURIBOR Advance.

“Eurocurrency Rate” means (a) with respect to an Interest Period for a LIBOR Advance, LIBOR for the applicable Interest Period, and (b) with respect to an Interest Period for a EURIBOR Advance, EURIBOR for the applicable Interest Period.

“Eurocurrency Rate Reserve Percentage” for any Interest Period, for all LIBOR Advances or EURIBOR Advances, as the case may be, owing to a Lender which is a member of the Federal Reserve System, means the reserve percentage applicable for such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on such LIBOR Advances or EURIBOR Advances, as the case may be, is determined) having a term equal to such Interest Period.

“Euros” and “€” each means the single currency of the Participating Member States of the European Union introduced in accordance with the procedures of Article 109(i)(4) of the EU Treaty.

“Event of Default” has the meaning specified in Section 6.01.

“Exempted Asset Sale” means an Asset Sale (a) comprising a sale, transfer, license, lease or other disposition of inventory, plants, equipment and other property (including cash and cash equivalents) in the ordinary course of business, (b) comprising a substantially simultaneous transfer of properties or assets by Kraft or any of its Major Subsidiaries in which the consideration received by the transferor consists of properties or assets (other than cash or credit) of equivalent fair market value that will be used in a line of business similar to the business of Kraft or any of such Major Subsidiaries engaged in on the Effective Date or reasonably related, ancillary or complementary thereto, (c) of a Foreign Subsidiary (other than a Designated Subsidiary that is a Foreign Subsidiary) pursuant to which a dividend or distribution of the Net Cash Proceeds thereof to Kraft would result in adverse tax consequences for Kraft or its Subsidiaries, or (d) for which the Net Proceeds thereof do not exceed $50,000,000 per Asset Sale or related or series of Asset Sales.

“Existing 5-Year Credit Agreement” means Kraft’s existing U.S. $4,500,000,000 5-Year revolving credit agreement, dated as of April 15, 2005, as the same may be amended, restated, replaced, waived, supplemented or otherwise modified from time to time.

“Federal Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) on Telerate Page 120 (or any successor page), or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent, from three Federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is not organized under the laws of the United States of America or any political subdivision or any territory thereof.

“GAAP” has the meaning set forth in Section 1.03.

“Home Jurisdiction Non-U.S. Withholding Taxes” means in the case of a Designated Subsidiary that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized or any political subdivision thereof.

“Home Jurisdiction U.S. Withholding Taxes” means in the case of Kraft and a Designated Subsidiary that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, withholding for United States income taxes, United States back-up withholding taxes and United States withholding taxes.

“Interest Period” means, for each Eurocurrency Rate Advance, the period commencing on the date of such Eurocurrency Rate Advance or the date of Conversion of any Base Rate Advance into a LIBOR Advance and ending on the last day of the period selected by the Borrower requesting such Eurocurrency Rate Advance pursuant to the provisions below. Subject to any requirement for a seven day Interest Period set forth in Sections 2.06(a)(ii) or (b)(ii), the duration of each such Interest Period shall be one, two, three or six months, as such Borrower may select upon notice received by the Administrative Agent, not later than (x) 11:00 A.M. (New York City time) in the case of LIBOR Advances or (y) 11:00 A.M. (London time) in the case of EURIBOR Advances, in each case, on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) such Borrower may not select any Interest Period that ends after the Maturity Date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Lead Arrangers” means each of Goldman Sachs Credit Partners L.P., JPMorgan Chase, Credit Suisse, Cayman Islands Branch, HSBC Bank USA, National Association, UBS Securities LLC and Société Générale.

“Lenders” means the Initial Lenders and their respective successors and permitted assignees.

“LIBOR” means, with respect to any Interest Period, an interest rate per annum equal to either:

(a) the offered rate per annum at which deposits in Dollars appear on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period; or

(b) if LIBOR does not appear on Reuters Screen LIBOR01 Page (or any successor page), then LIBOR will be determined by taking the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for an amount substantially equal to the amount that would be the Reference Banks’ respective ratable shares of such Borrowing outstanding during such Interest Period and for a period equal to such Interest Period, as determined by the Administrative Agent, subject, however, to the provisions of Section 2.07.

“LIBOR Advance” means an Advance that bears interest as provided in Section 2.04(a)(ii)(y).

“Lien” has the meaning specified in Section 5.02(a).

“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by Kraft, (b) which is organized and existing under, or has its principal place of business in, the United States of America or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof (other than Greece, Portugal or Spain) or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Mandatory Cost” means the percentage rate per annum calculated in accordance with Schedule III.

“Margin Stock” means margin stock, as such term is defined in Regulation U.

“Maturity Date” means the date occurring 364 days after the Closing Date.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale (i) the gross amount of all cash proceeds actually paid to or actually received by Kraft or one or more of its Major Subsidiaries in respect of such Asset Sale (including any cash proceeds received as income or other proceeds of any non-cash proceeds of any Asset Sale as and when received), less (ii) the sum of (w) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated in good faith by a senior financial or senior accounting officer of Kraft giving effect to the overall tax position of Kraft and its Subsidiaries) (to the extent that the amount of such taxes shall have been set aside for the purpose of paying such taxes when due), and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to Kraft or one or more of its Major Subsidiaries) that are incurred in connection with such Asset Sale and are payable by Kraft or one or more of its Major Subsidiaries, but only to the extent not already deducted in arriving at the amount referred to in clause (i) above, (x) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale, (y) if applicable, the principal amount, prepayment premium or penalty, if any, and accrued but unpaid interest on any Debt secured by a Lien permitted under this Agreement that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Sale, and (z) any payments to be made by Kraft or one or more of its Major Subsidiaries as agreed between Kraft or such Major Subsidiaries, as applicable, and the purchaser of any assets subject to an Asset Sale in connection therewith; and

(b) with respect to any Equity Capital Markets Transaction or Debt Issuance, the gross amount of cash proceeds paid to or received by a Borrower in respect of such Equity Capital Markets Transaction or by any Borrower or one or more of its wholly-owned Subsidiaries in respect of such Debt Issuance, as the case may be (including cash proceeds as and when subsequently received at any time in respect of such Equity Capital Markets Transaction or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by the applicable Borrower or one or more of its wholly-owned Subsidiaries, as applicable, in connection therewith (other than those payable to a Borrower or one or more of its wholly-owned Subsidiaries).

“Note” means a promissory note of a Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.15 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” has the meaning specified in Section 8.01.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Participating Member State” means each state so described in any EMU Legislation.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Reference Banks” means JPMorgan Chase, Goldman Sachs Credit Partners L.P., Credit Suisse, Cayman Islands Branch, HSBC Bank USA, National Association, UBS AG, Stamford Branch and Société Générale.

“Register” has the meaning specified in Section 9.07(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Required Lenders” means at any time Lenders owed at least 50.1% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 50.1% of the Commitments.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Spot Rate” has the meaning specified in Section 1.04.

“Subsidiary” of any Person means any corporation of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“TARGET Day” means any day or which the Trans-European Automated Realtime Gross Settlement Express Transfer payment system is open for settlement of payments in Euros.

“Taxes” has the meaning specified in Section 2.13(a).

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America (subject to the exceptions set forth in this Section 1.03, “GAAP”), except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Kraft as of and for the year ended December 31, 2006, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.

Section 1.04. Currency Equivalents Generally. Any amount specified herein (other than in Sections 2.01 and 9.07(a)(ii)) or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in Euros and such other currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.04, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. (New York City time) on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make one or more Advances to any Borrower in Euros and/or Dollars (any such Advance in Dollars to be made as the Dollar equivalent of the applicable portion of such Lender’s Commitment calculated on the basis of the Spot Rate for Euros on the Closing Date) on the Closing Date in an aggregate principal amount not to exceed such Lender’s Commitment.

Section 2.02. Making the Advances.

(a) Notice of Borrowing. To request a Borrowing on the Closing Date, each Borrower requesting a Borrowing (or Kraft on behalf of any other Borrower) shall give the Administrative Agent irrevocable notice in the form of Exhibit B hereto (the “Notice of Borrowing”), which notice shall have been received not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the Closing Date, in the case of a Borrowing consisting of Eurocurrency Rate Advances, or (y) 9:00 A.M. (New York City time) on the Business Day immediately preceding the Closing Date, in the case of a Borrowing consisting of Base Rate Advances, and the Administrative Agent shall give to each Lender prompt notice thereof by telecopier. The Notice of Borrowing may be delivered to the Administrative Agent by telecopier, email or registered mail.

(b) Funding Advances. Each Lender shall, (x) before 11:00 A.M. (New York City time) in the case of Advances denominated in Dollars and (y) before 2:00 P.M. (London time) in the case of Advances denominated in Euros, on the Closing Date make available for the account of its Applicable Lending Office to the Administrative Agent for the account of the applicable Borrower, at the office of the Administrative Agent, in immediately available funds and in Euros in the case of Advances denominated in Euros and in Dollars in the case of Advances denominated in Dollars, such Lender’s ratable portion of the Borrowing. After receipt of such funds by the Administrative Agent, and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the office of the Administrative Agent, referred to in Section 9.02.

(c) Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of a Borrowing on the Closing Date shall not relieve any other Lender of its obligation hereunder to make its respective Advance on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the Closing Date.

(d) Irrevocable Notice. Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBOR Advances or EURIBOR Advances, the Borrower requesting such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

Section 2.03. Repayment of Advances. Each Borrower shall repay to the Administrative Agent, for the ratable account of each Lender, on the Maturity Date the unpaid principal amount of the Advances of such Lender then outstanding, such repayment to be made in Euros in the case of Advances denominated in Euros and in Dollars in the case of Advances denominated in Dollars.

Section 2.04. Interest on Advances.

(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) in the case of Advances denominated in Euros, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) in the case such Advance is made by a Lender from its Eurocurrency Lending Office located in the United Kingdom or a Participating Member State, Mandatory Costs plus (z) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Eurocurrency Rate Advance shall be paid in full either prior to or on the Maturity Date; and

(ii) in the case of an Advance denominated in Dollars:

(x)	during such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last Business Day of each of March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full either prior to or on the Maturity Date; or

(y)	during such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such Eurocurrency Rate Advance shall be Converted or paid in full either prior to or on the Maturity Date.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, each of the Borrowers shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to each Lender, payable in arrears on the dates referred to in Section 2.04(a)(i) or Section 2.04(a)(ii), at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.

Section 2.05. Additional Interest on LIBOR Advances and EURIBOR Advances. Each Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBOR Advance or EURIBOR Advance, as the case may be, of such Lender made to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) LIBOR or EURIBOR, as the case may be, for the Interest Period for such Advance from (ii) the rate obtained by dividing such LIBOR or EURIBOR, as the case may be, by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to Kraft through the Administrative Agent.

Section 2.06. Conversion of Advances.

(a) Conversion Upon Absence of Interest Period. If any Borrower (or Kraft on behalf of any other Borrower) shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify such Borrower, Kraft and the Lenders and such Advances will automatically, on the Closing Date or the last day of the then existing Interest Period therefor, as applicable, (i) in the case of a LIBOR Advance, be made as or Convert to a Base Rate Advance and (ii) in the case of a EURIBOR Advance, Convert to a EURIBOR Advance with an Interest Period of seven days.

(b) Conversion Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), the Administrative Agent, or the Required Lenders may elect that (i) each LIBOR Advance be, on the last day of the then existing Interest Period therefor, Converted into a Base Rate Advance, (ii) each EURIBOR Advance be, on the last day of the then existing Interest Period therefor, Converted into a EURIBOR Advance with an Interest Period of seven days, and (iii) the obligation of the Lenders to Convert Base Rate Advances into LIBOR Advances be suspended.

(c) Voluntary Conversion. Subject to the provisions of Section 2.07(c) and Section 2.11, any Borrower may Convert all of such Borrower’s Base Advances constituting the same Borrowing into LIBOR Advances on any Business Day or all of such Borrower’s LIBOR Advances constituting the same Borrowing into Base Rate Advances on any Business Day, in each case, upon notice given to the Administrative Agent, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a LIBOR Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such LIBOR Advance. No EURIBOR Advances may be Converted into an Advance of any other Type. There shall be no more than five Interest Periods outstanding at any one time. Each such notice of a Conversion shall, within the restrictions specified above, specify:

(i) the date of such Conversion;

(ii) the Advances to be Converted; and

(iii) if such Conversion is into a LIBOR Advance, the duration of the Interest Period for each such Advance.

(d) Continuation of Interest Periods. Subject to the provisions of Section 2.07(c) and Section 2.11, any Borrower may upon the expiration of an Interest Period, elect to continue the applicable Eurocurrency Rate Advance for an additional Interest Period, upon notice to the Administrative Agent in accordance with the definition of “Interest Period”.

Section 2.07. Eurocurrency Rate Determination.

(a) Methods to Determine Eurocurrency Rate. The Administrative Agent, shall determine the applicable Eurocurrency Rate by using the methods described in the definition of the term “EURIBOR” or “LIBOR”, as applicable, and shall give prompt notice to Kraft and the Lenders of each such Eurocurrency Rate.

(b) Role of Reference Banks. In the event that EURIBOR or LIBOR cannot be determined by the method described in clause (a) of the definition of “EURIBOR” or “LIBOR”, respectively, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining EURIBOR or LIBOR, as applicable, in accordance with the method described in clause (b) of the applicable definition thereof. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent, for the purpose of determining EURIBOR or LIBOR, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. If fewer than two Reference Banks furnish timely information to the Administrative Agent for determining EURIBOR or LIBOR for any applicable Eurocurrency Rate Advance, then:

(i) the Administrative Agent shall forthwith notify Kraft and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances;

(ii) if such Eurocurrency Rate Advance is a LIBOR Advance, such Advance will, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance;

(iii) if such Eurocurrency Rate Advance is a EURIBOR Advance, then (x) within 15 days after any notice is delivered to Kraft pursuant to clause (i) above, the Administrative Agent and Kraft shall enter into negotiations in good faith with a view to agreeing to an alternative interest rate acceptable to Kraft and the Lenders to make or maintain Advances for the portion of the then existing Interest Period from and after the date specified in such notice as the first date for which the applicable interest rate ceases to be determinable and ending on the last day of such Interest Period and (y) if, at the expiration of 20 days from the giving of notice pursuant to clause (i), the Administrative Agent and Kraft shall not have reached an agreement, then such Advances held by each Lender will bear interest at a rate per annum specified in good faith by such Lender in a certificate (which sets out the details of the computation of the relevant rate) to represent its cost of funds therefor plus the Applicable Interest Rate Margin; and

(iv) the obligation of the Lenders to make EURIBOR Advances or LIBOR Advances, as applicable, or to Convert Base Rate Advances into LIBOR Advances shall be suspended until the Administrative Agent shall notify Kraft and the Lenders that the circumstances causing such suspension no longer exist.

The Administrative Agent shall give prompt notice to Kraft and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.04(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.04(a)(i) or (a)(ii)(y) or the applicable EURIBOR or LIBOR.

(c) Inadequate Eurocurrency Rate. If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Administrative Agent, that (i) they are unable to obtain matching deposits in (x) the London interbank market at or about 11:00 A.M. (London time) in the case of LIBOR Advances or (y) the European interbank market at or about 11:00 A.M. (Brussels time) in the case of EURIBOR Advances, in each case, on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Eurocurrency Rate Advances as a part of the Borrowing during the Interest Period therefor or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period (and in the case of this clause (ii), each such Lender shall certify its cost of funds for each Interest Period to the Administrative Agent and Kraft as soon as practicable, but in any event not later than 10 Business Days after the last day of such Interest Period), then in each case:

(i) the Administrative Agent shall forthwith notify Kraft and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances;

(ii) if such Eurocurrency Rate Advance is a LIBOR Advance, such Advance will, on the last day of the then existing Interest Period therefor, be prepaid by the Borrower or be automatically Converted into a Base Rate Advance;

(iii) if such Eurocurrency Rate Advance is a EURIBOR Advance, then (x) within 15 days after any notice is delivered to Kraft pursuant to clause (i) above, the Administrative Agent and Kraft shall enter into negotiations in good faith with a view to agreeing to an alternative interest rate acceptable to Kraft and the Lenders to make or maintain Advances for the portion of the then existing Interest Period from and after the date specified in such notice as the first date for which the applicable interest rate ceases to be determinable and ending on the last day of such Interest Period and (y) if, at the expiration of 20 days from the giving of notice pursuant to clause (i), the Administrative Agent and Kraft shall not have reached an agreement, then such Advances held by each Lender will bear interest at a rate per annum specified in good faith by such Lender in a certificate (which sets out the details of the computation of the relevant rate) to represent its cost of funds therefor plus the Applicable Interest Rate Margin; and

(iv) the obligation of the Lenders to make EURIBOR Advances or LIBOR Advances, as applicable, or to Convert Base Rate Advances into LIBOR Advances shall be suspended until the Administrative Agent shall notify Kraft and the Lenders that the circumstances causing such suspension no longer exist.

(d) Agent’s Fees. Kraft shall pay to the Administrative Agent, for its own account, such fees as may from time to time be agreed between Kraft and the Administrative Agent.

Section 2.08. Optional Termination or Reduction of the Commitments; Mandatory Reduction of the Commitments.

(a) Kraft shall have the right at any time prior to the Closing Date, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than €50,000,000 or the remaining balance if less than €50,000,000.

(b) In the event that Kraft or any of its wholly-owned domestic Subsidiaries consummates an Equity Capital Markets Transaction or a Debt Issuance during the period commencing on the Effective Date and ending on or prior to the Closing Date, the Commitments shall be automatically reduced on a Euro-for-Euro basis by an amount equal to 100% of the Net Cash Proceeds of such Equity Capital Markets Transaction or Debt Issuance.

Section 2.09. Optional and Mandatory Prepayments of Advances.

(a) Optional Prepayment. Each of the Borrowers may, upon at least five Business Days’ written notice to the Administrative Agent, by stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of a Eurocurrency Rate Advance shall be in an aggregate principal amount of no less than €50,000,000 in the case of EURIBOR Advances and no less than $50,000,000 in the case of LIBOR Advances or the remaining balance if less than such amounts and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b). Kraft may determine to which Borrowing or Borrowings each prepayment of outstanding Advances pursuant to this Section 2.09(a) shall be allocated.

(b) Mandatory Prepayment. Within five Business Days after the receipt by:

(i) any Borrower or any of its wholly owned Subsidiaries of proceeds from any Debt Issuance, such Borrower shall prepay the Advances in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance; or

(ii) Kraft of proceeds from any Equity Capital Markets Transaction, Kraft shall prepay the Advances in an aggregate amount equal to 100% of the Net Cash Proceeds of such Equity Capital Markets Transaction; or

(iii) Kraft or any of its Major Subsidiaries of proceeds from any Asset Sale (other than (x) any Exempted Asset Sale and (y) up to $1,000,000,000 in the aggregate for all other Asset Sales (measured by the Net Cash Proceeds thereof) occurring after the Closing Date), Casualty or Condemnation, Kraft shall prepay the Advances in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Sale, Casualty or Condemnation, provided, that so long as no Default shall have occurred and be continuing, Kraft or such Major Subsidiary may reinvest all or any portion of such Net Cash Proceeds in long-term assets useful to the business of Kraft or any Subsidiary, provided, that such reinvestment is consummated within 12 months of the date of receipt of such Net Cash Proceeds, or, in the event such reinvestment is committed to in writing by Kraft or such Major Subsidiary within such 12-month period, such Net Cash Proceeds are used to consummate such reinvestment within 18 months of the receipt thereof, and each prepayment of outstanding Advances pursuant to this Section 2.09(b) shall be required without penalty or premium (other than any obligation to reimburse the Lenders pursuant to Section 9.04(b)). Kraft may determine to which Borrowing or Borrowings each prepayment of outstanding Advances pursuant to this Section 2.09(b) shall be allocated provided, that, any such allocated prepayment shall be applied on a pro rata basis among the Lenders having made any of such Advances.

Section 2.10. Increased Costs.

(a) Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurocurrency Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States of America or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), including as a result in the failure of the Mandatory Cost, as calculated hereunder, to reimburse any Lender the cost to such Lender of making or funding such Advances from its Eurocurrency Lending Office located in the United Kingdom or a Participating Member State or of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making funding or maintaining Eurocurrency Rate Advances, then the Borrower of the affected Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Kraft, such Borrower and the Administrative Agent, by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its Commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital (or its parent/holding company) as a consequence of its obligations hereunder is reduced to a level below that which such Lender (or its parent/holding company) could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time the Borrowers shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Advances. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Advances hereunder and not upon the average or general capital requirements imposed upon such Lender.

Section 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances, (a) each LIBOR Advance will automatically, upon such demand, be Converted into a Base Rate Advance that bears interest at the rate set forth in Section 2.04(a)(i)(x), (b) each applicable Borrower shall repay that Lender’s portion of each EURIBOR Advance on the last day of the current Interest Period for such EURIBOR Advance or, if earlier, the date specified by such Lender in its notice to the Administrative Agent and (c) the obligation of the Lenders to make or continue Eurocurrency Rate Advances or to Convert Base Rate Advances into LIBOR Advances shall be suspended, in each case, until the Administrative Agent, shall notify Kraft and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances, as the case may be, and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.12. Payments and Computations.

(a) Time and Distribution of Payments. Kraft and each Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (New York City time) on the day when due to the Administrative Agent, at the Administrative Agent Account in same day funds and in Euros with respect to payments made in connection with Advances denominated in Euros and in Dollars with respect to payments made in connection with Advances denominated in Dollars. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, Section 2.13 or Section 9.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.07, the Administrative Agent, shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Computation of Interest and Fees. All computations of interest based on the Administrative Agent’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest based on the Eurocurrency Rate or the Federal Funds Effective Rate shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent (or, in the case of Section 2.05, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d) Presumption of Borrower Payment. Unless the Administrative Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Effective Rate.

Section 2.13. Taxes.

(a) Any and all payments by each Borrower and Kraft hereunder shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, franchise taxes imposed on it, and any tax imposed by means of withholding to the extent such tax is imposed solely as a result of a present or former connection (other than the execution, delivery, enforcement and performance of this Agreement or a Note) between the Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction, and (iv) in the case of each Lender and the Administrative Agent, taxes imposed by the United States of America by means of withholding tax if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof to payments to be made to such Lender’s Applicable Lending Office or to the Administrative Agent (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). If any Borrower or Kraft shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or Kraft shall make such deductions and (iii) such Borrower or Kraft shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower or Kraft shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) Each Borrower and Kraft shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid or payable by such Lender or the Administrative Agent (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, each Borrower and Kraft shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. If any Borrower or Kraft determines that no Taxes are payable in respect thereof, such Borrower or Kraft shall, at the request of the Administrative Agent, furnish, or cause the payor to furnish, the Administrative Agent and each Lender an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.

(e) Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Administrative Agent, Kraft and each applicable Designated Subsidiary with any form or certificate that is required by any U.S. taxing authority (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is exempt from or entitled to a reduced rate of Home Jurisdiction U.S. Withholding Taxes on payments pursuant to this Agreement. Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as requested in writing by Kraft, the Administrative Agent or such Borrower. Unless such Borrowers, Kraft and the Administrative Agent, have received forms or other documents from each Lender reasonably satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction U.S. Withholding Taxes or are subject to Home Jurisdiction U.S. Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrower, Kraft or the Administrative Agent shall withhold such Home Jurisdiction U.S. Withholding Taxes from such payments at the applicable statutory rate in the case of payments to or for such Lender.

(f) In the event that a Designated Subsidiary is a Foreign Subsidiary of Kraft, each Lender shall promptly complete and deliver to such Borrower and the Agent, so long as such Lender is legally eligible to do so, any certificate or form reasonably requested in writing by such Borrower or the Agent and required by applicable law in order to secure an exemption from, or reduction in the rate of, deduction or withholding of the applicable Home Jurisdiction Non-U.S. Withholding Taxes for which such Borrower is required to pay additional amounts pursuant to this Section 2.13; provided, however, that each Lender shall not be obligated to complete and deliver any certificate or form requiring disclosure of information or statements that it considers to be confidential.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 with respect to Home Jurisdiction U.S. Withholding Taxes agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise materially economically disadvantageous to such Lender.

(h) No additional amounts will be payable pursuant to this Section 2.13 with respect to (i) any Home Jurisdiction U.S. Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.13(e); or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction U.S. Withholding Taxes that exceed the amount of such Home Jurisdiction U.S. Withholding Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of Kraft.

(i) If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.13, or, in lieu of obtaining such refund, such Lender or the Administrative Agent applies the amount that would otherwise have been refunded as a credit against payment of a Tax liability, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.13, the amount of such refund or credit (together with any interest received thereon and reduced by reasonable out-of-pocket costs incurred in obtaining such refund or credit) promptly shall be paid to the applicable Borrower to the extent payment has been made in full by such Borrower pursuant to this Section 2.13.

Section 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advance owing to it (other than pursuant to Section 2.10, Section 2.13 or Section 9.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

Section 2.15. Evidence of Debt.

(a) Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from the Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent, pursuant to Section 9.07(d), shall include a control account and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i) the currency denomination (Euros or Dollars) of Advances comprising the Borrowing;

(ii) the date and amount of each Borrowing made hereunder, the Type of Advances comprising the Borrowing and, if appropriate, the Interest Period applicable thereto;

(iii) the terms of each Assignment and Acceptance delivered to and accepted by it;

(iv) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and

(v) the amount of any sum received by the Administrative Agent, from the Borrowers hereunder and each Lender’s share thereof.

(c) Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent, in the Register pursuant to Section 2.15(b), and by each Lender in its account or accounts pursuant to Section 2.15(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent, or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

Section 2.16. Use of Proceeds. The proceeds of the Advances shall be made available (and each Borrower agrees that it shall use such proceeds) to fund the Acquisition and paying fees, commissions and expenses in connection with the Acquisition.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness.

This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied, or waived in accordance with Section 9.01:

(a) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of Kraft, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date; and

(ii) no event has occurred and is continuing on and as of the Effective Date that constitutes a Default or Event of Default.

(b) The Administrative Agent, shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Administrative Agent:

(i) certified copies of the resolutions of the Board of Directors of Kraft approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

(ii) a certificate of the Secretary or an Assistant Secretary of Kraft certifying the names and true signatures of the officers of Kraft authorized to sign this Agreement and the other documents to be delivered hereunder; and

(iii) favorable opinions of (A) Sidley Austin LLP, special counsel to Kraft, substantially in the form of Exhibit D-1 hereto, (B) Hunton & Williams LLP, special local counsel to Kraft, substantially in the form of Exhibit D-2 hereto, and (C) internal counsel for Kraft, substantially in the form of Exhibit D-3 hereto.

(c) This Agreement shall have been executed by Kraft, the Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, and Credit Suisse, Cayman Islands Branch, HSBC Bank USA, National Association, UBS Securities LLC and Société Générale as Documentation Agents, and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.

The Administrative Agent shall notify Kraft and the Initial Lenders of the date which is the Effective Date upon satisfaction or waiver of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender, prior to the date that Kraft, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

Section 3.02. Condition Precedent to Borrowings.

The obligation of each Lender to make an Advance on the Closing Date is subject to:

(a) The Administrative Agent’s receipt of the Notice of Borrowing with respect to the Advances to occur on the Closing Date as required by Section 2.02(a).

(b) The occurrence of the Effective Date.

(c) The Closing Date occurring on or prior to May 1, 2008.

(d) The Acquisition shall have been consummated substantially simultaneously with, or shall be expected to be consummated within one Business Day after, the making of the Advances to be made on the Closing Date, in accordance with the Acquisition Agreement and a copy of the Acquisition Agreement, together with all amendments, if any, thereto, shall have been delivered to the Administrative Agent.

(e) On and as of the Closing Date, the following statements shall be true, and the delivery by any Borrower of a Notice of Borrowing in accordance with Section 2.02(a) shall be a representation by such Borrower or by Kraft, as the case may be, that:

(i) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the Closing Date, before and after giving effect to the Borrowings to be made on the Closing Date and to the application of the proceeds therefrom, as though made on and as of such date, and, if any such Borrowings shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the Closing Date, before and after giving effect to such Borrowings and to the application of the proceeds therefrom, as though made on and as of the Closing date; and

(ii) no event has occurred and is continuing, or would result from such Borrowings, that constitutes a Default or Event of Default.

(f) On the Closing Date, the Administrative Agent shall have received for the account of each Lender a certificate of the chief financial officer or treasurer of Kraft certifying that as of December 31, 2006 (A) the aggregate amount of Debt, payment of which is secured by any Lien referred to in clause (iii) of Section 5.02(a), does not exceed $400,000,000, and (B) the aggregate amount of Debt included in clause (A) of this clause (f), payment of which is secured by any Lien referred to in clause (iv) of Section 5.02(a), does not exceed $200,000,000.

(g) Receipt by such Lender of a fully executed Note pursuant to Section 2.15, to the extent that such Lender made a request therefor at least three Business Days prior to the Closing Date.

Section 3.03. Conditions Precedent to Advances to each Designated Subsidiary. The obligation of each Lender to make an Advance to each Designated Subsidiary on the

Closing Date following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.08 is subject to the receipt by the Administrative Agent, on or before the Closing Date each of the following, in form and substance satisfactory to the Administrative Agent, and dated such date, and in sufficient copies for each Lender:

(a) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(b) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign this Agreement and the other documents to be delivered hereunder.

(c) A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the Closing Date, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver this Agreement and to perform its obligations hereunder.

(d) The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit E hereto.

(e) A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the Closing Date, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions set forth on Exhibit D-4 hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Kraft. Kraft represents and warrants as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

(b) The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any material contractual restriction binding on or affecting it (including, without limitation, the Existing 5-Year Credit Agreement).

(c) No authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or the Notes to be delivered by it.

(d) This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be a legal, valid and binding obligation of Kraft enforceable against Kraft in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) As reported in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2006, the consolidated balance sheets of Kraft and its Subsidiaries as of December 31, 2006 and the consolidated statements of earnings of Kraft and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of Kraft and its Subsidiaries as at such date and the consolidated results of the operations of Kraft and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States of America. Except as disclosed in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2006 and in any Current Report on Form 8-K and Quarterly Report on Form 10-Q filed subsequent to December 31, 2006 but prior to the Effective Date, since December 31, 2006 there has been no material adverse change in such position or operations.

(f) There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Kraft’s Annual Report on Form 10-K for the year ended December 31, 2006, any Current Report on Form 8-K and Quarterly Report on Form 10-Q filed subsequent to December 31, 2006 but prior to the Effective Date and, with respect to Proceedings commenced after the date of the most recent such document but prior to the Effective Date, a certificate delivered to the Lenders that may materially adversely affect the financial position or results of operations of Kraft and its Subsidiaries taken as a whole.

(g) It owns directly or indirectly through one or more wholly-owned Subsidiaries 100% of the capital stock of each other Borrower.

(h) None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit” within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.

ARTICLE V

COVENANTS OF KRAFT

Section 5.01. Affirmative Covenants. From and after the Closing Date and so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Kraft will:

(a) Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Kraft and its Subsidiaries taken as a whole.

(b) Maintenance of Net Worth. Maintain total shareholders’ equity on the consolidated balance sheet of Kraft and its Subsidiaries of not less than $20,000,000,000.

(c) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Kraft, an unaudited interim condensed consolidated balance sheet of Kraft and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Kraft and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Kraft;

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of Kraft, a copy of the consolidated financial statements for such year for Kraft and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditor which, as of the date of this Agreement, is one of the “big four” accounting firms);

(iii) all reports which Kraft sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Securities and Exchange Commission) which Kraft files with the Securities and Exchange Commission;

(iv) as soon as possible and in any event within five days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Kraft setting forth details of such Event of Default or event and the action which Kraft has taken and proposes to take with respect thereto; and

(v) such other information respecting the condition or operations, financial or otherwise, of Kraft or any Major Subsidiary as any Lender through the Administrative Agent, may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (i), (ii) and (iii) above, Kraft may make such items available on the internet at www.kraft.com (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Securities and Exchange Commission filings) or any successor or replacement website thereof, or by similar electronic means.

Section 5.02. Negative Covenants. From and after the Closing Date and so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Kraft will not:

(a) Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(i) Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii) Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(iii) Liens existing on the date hereof securing Debt;

(iv) Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v) Liens existing on property of any Person acquired by Kraft or any Major Subsidiary;

(vi) Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(vii) Liens upon or with respect to Margin Stock;

(viii) Liens in favor of Kraft or any Major Subsidiary;

(ix) precautionary Liens provided by Kraft or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Kraft or such Major Subsidiary which transaction is determined by the Board of Directors of Kraft or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States of America; or

(x) any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.

(b) Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which it is a party, the surviving corporation is Kraft or was a Subsidiary of Kraft immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving Kraft or any other Borrower shall assume all of Kraft’s or such Borrower’s obligations under this Agreement (including without limitation with respect to Kraft’s obligations, the covenants set forth in this Article V) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a) Any Borrower or Kraft shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay interest on any Advance, or Kraft shall fail to pay any fees payable under Section 2.07(d), within ten days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed to have been made by any Borrower or Kraft herein or by any Borrower or Kraft (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c) Any Borrower or Kraft shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b) or Section 5.02(b), (ii) any term, covenant or agreement contained in Section 5.02(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Kraft by the Administrative Agent, or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Kraft by the Administrative Agent, or any Lender; or

(d) Any Borrower or Kraft or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or Kraft or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or Kraft or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e) Any Borrower or Kraft or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or Kraft or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Kraft and its Subsidiaries taken as a whole) shall occur; or any Borrower or Kraft or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Borrower or Kraft or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any Borrower, Kraft or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Borrower, Kraft or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if such Borrower, Kraft or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h) So long as any Subsidiary of Kraft is a Designated Subsidiary, the Guaranty provided by Kraft under Article VIII hereof shall for any reason cease to be valid and binding on Kraft or Kraft shall so state in writing.

Section 6.02. Lenders’ Rights upon Event of Default. If an Event of Default occurs or is continuing, then the Administrative Agent, shall at the request, or may with the consent, of the Required Lenders, by notice to Kraft declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each of the Borrowers.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes such Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by Kraft or any Borrower as required by the terms of this Agreement or at the request of Kraft or such Borrower, and any notice provided pursuant to Section 5.01(c)(iv).

Section 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07;

(b) may consult with legal counsel (including counsel for Kraft or any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Kraft or any Borrower or to inspect the property (including the books and records) of Kraft or such Borrower or any of their respective Subsidiaries;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, telex, registered mail or, for the purposes of Section 2.02(a), email) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03. The Administrative Agent and Affiliates. With respect to its Commitment and the Advances made by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Kraft, any Borrower, any of their Subsidiaries and any Person who may do business with or own securities of Kraft, any Borrower or any such Subsidiary, all as if the Administrative Agent were not Administrative Agent and without any duty to account therefor to the Lenders.

Section 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Documentation Agents or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Documentation Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05. Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed by Kraft or the Borrowers), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this

Agreement or any action taken or omitted by such Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by Kraft or the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.

Section 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Kraft and may be removed at any time with or without cause by the Required Lenders. Upon any other such resignation or removal which results in there being no Administrative Agent hereunder, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, but shall be under no obligation to, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement; provided that should the Administrative Agent for any reason not appoint a successor Administrative Agent, which it is under no obligation to do, then the rights, powers, discretion, privileges and duties referred to in this section shall be vested in the Required Lenders until a successor Administrative Agent has been appointed. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 7.07. Syndication Agent and Documentation Agents. Goldman Sachs Credit Partners L.P. has been designated as Syndication Agent under this Agreement, but the use of such title does not impose on it any duties or obligations greater than those of any other Lender. Credit Suisse, Cayman Islands Branch, HSBC Bank USA, National Association, UBS Securities LLC and Société Générale has each been designated as Documentation Agent under this Agreement, but the use of such title does not impose on it any duties or obligations greater than those of any other Lender.

ARTICLE VIII

GUARANTY

Section 8.01. Guaranty. Kraft hereby unconditionally and irrevocably guarantees (the undertaking of Kraft contained in this Article VIII being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guaranty.

Section 8.02. Guaranty Absolute. Kraft guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, or the Lenders with respect thereto. The liability of Kraft under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or Kraft.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent, or any Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.

Section 8.03. Waivers. (a) Kraft hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against a Borrower or any other Person or any collateral.

(b) Kraft hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of Kraft’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against such Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Kraft in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Maturity Date, such amount shall be held in trust for the benefit of the Administrative Agent, and the Lenders and shall forthwith be paid to the Administrative Agent, to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. Kraft acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 8.03(b) is knowingly made in contemplation of such benefits.

Section 8.04. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until payment in full (after the Maturity Date) of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon Kraft, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Lenders, the Administrative Agent and their respective successors, transferees and assigns.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower or Kraft therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, 3.02 or 3.03, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances, or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release Kraft from any of its obligations under Article VIII or (g) amend this Section 9.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, under this Agreement or any Advance.

Section 9.02. Notices, Etc.

(a) Addresses. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered (or in the case of the Notice of Borrowing, emailed), as follows:

if to any Borrower:

c/o Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention: Executive Vice President and Chief Financial Officer, NF302

Fax number: (847) 646-7759;

with a copy to:

c/o Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention: Treasurer, NF667

Fax number: (847) 646-7612;

and

c/o Kraft Foods Global, Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention: Senior Manager of Treasury and Control, NF333

Fax number: (847) 646-3173;

if to Kraft, as guarantor:

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention: Secretary

Fax number: (847) 646-2950;

if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule II hereto;

if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to the Administrative Agent:

c/o JPMorgan Chase Bank, N.A.

270 Park Avenue, 4th Floor

New York, New York 10017

Attention: Tony Yung

Fax number: (212) 270-3279

Email: tony.yung@jpmorgan.com

with a copy to:

Katie Rose

JPMorgan Chase Bank, N.A.

Loan & Agency Services

1111 Fannin Street, Floor 10

Houston, TX 77002-6925

Telephone: 713-750-2979

Facsimile: 713-750-2666

or

Maxine Graves/Stephen Clarke

J.P. Morgan Europe Limited

Loan & Agency Services

125 London Wall, Floor 9

London EC2Y 5AJ United Kingdom

Telephone: 44 207 7772352

Facsimile: 44 207 7772360

as to any Borrower, Kraft or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Kraft and the Administrative Agent.

(b) Effectiveness of Notices. All such notices and communications shall, when mailed, telecopied or emailed, be effective when deposited in the mail, telecopied or emailed, respectively, except that notices and communications to the Administrative Agent, pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Section 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent, to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Costs and Expenses.

(a) The Agents; Enforcement. Kraft agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Agents), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent, with respect thereto and with respect to advising the Administrative Agent, as to its rights and responsibilities under this Agreement, and all costs and expenses of the Lenders and the Agents, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Agents), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b) Prepayment of Eurocurrency Rate Advances. If any payment of principal of Eurocurrency Rate Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.09, acceleration of the maturity of the Advances pursuant to Section 6.02, an assignment made as a result of a demand by Kraft pursuant to Section 9.07(a) or for any other reason, Kraft shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower or Kraft hereunder, the agreements and obligations of each of the Borrowers and Kraft contained in Section 2.05, Section 2.10, Section 2.13 and this Section 9.04(b) shall survive the payment in full of principal and interest hereunder.

(c) Indemnification. Each Borrower and Kraft jointly and severally agree to indemnify and hold harmless the Administrative Agents, each Lender, each Lead Arranger and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction or (ii) related to any Borrower’s or Kraft’s entering into this Agreement, or to any actions or omissions of any Borrower or Kraft, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Kraft or any Borrower or any other Person; provided, however, that neither any Borrower nor Kraft shall be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

Section 9.05. Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Kraft or any Borrower against any and all of the obligations of any Borrower or Kraft now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or Kraft, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

Section 9.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Kraft, each of the Borrowers, the Administrative Agent, the Syndication Agent and each Lender and their respective successors and assigns, except that neither any Borrower nor Kraft shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 9.07. Assignments and Participations.

(a) Assignment of Lender Obligations. Each Lender may, and if demanded by Kraft upon at least five Business Days’ notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or the Advances owing to it), subject to the following:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (except in the case of an assignment made as a result of a demand by Kraft pursuant to this Section 9.07(a));

(ii) the amount of the Commitments or Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event, other than with respect to assignments to other Lenders, or affiliates of Lenders, be less than €10,000,000 with respect to Advances denominated in Euros and $10,000,000 with respect to Advances denominated in Dollars (subject to reduction at the sole discretion of Kraft) and shall be an integral multiple of €1,000,000 with respect to Advances denominated in Euros and $1,000,000 with respect to Advances denominated in Dollars;

(iii) each such assignment shall be to an Eligible Assignee;

(iv) each such assignment made as a result of a demand by Kraft pursuant to this Section 9.07(a) shall be arranged by Kraft after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;

(v) each such assignment (other than any assignment made as a result of a demand by Kraft pursuant to this Section 9.07(a)) shall require the prior written consent of (x) the Administrative Agent and (y) Kraft (such consent not to be unreasonably withheld or delayed); provided, that no consent of (A) either the Administrative Agent or Kraft shall be required for an assignment to another Lender or an affiliate of a Lender and (B) Kraft shall be required if an Event of Default has occurred and is continuing; and

(vi) no Lender shall be obligated to make any such assignment as a result of a demand by Kraft pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers to which it has outstanding Advances or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement;

(vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that, if such assignment is made as a result of a demand by Kraft under this Section 9.07(a), Kraft shall pay or cause to be paid such $3,500 fee; and

(viii) no such assignment may be made prior to the Closing Date unless as a result of a demand by Kraft pursuant to this Section 9.07(a) and any such assignment made prior to the Closing Date as a result of a demand by Kraft shall require the prior written consent of the Syndication Agent.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.04) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.

(b) Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or Kraft or the performance or observance by any Borrower or Kraft of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the regulations of the Department of Labor of any Plan subject to Title I of ERISA or Section 4975 of the Code or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA; (vii) such assignee appoints and authorizes the Administrative Agent, to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent, shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Kraft.

(d) Register. The Administrative Agent, acting as a non-fiduciary agent of the Borrowers solely for this purpose, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Kraft or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Sale of Participation. After the Closing Date, each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Advances owing to it and any Note or Notes held by it), subject to the following:

(i) such Lender’s obligations under this Agreement shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii) Kraft, the other Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and

(iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower or Kraft therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Kraft or any Borrower furnished to such Lender by or on behalf of Kraft or any applicable Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrowers received by it from such Lender.

(g) Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

Section 9.08. Designated Subsidiaries.

(a) Designation. Kraft may at any time, and from time to time, prior to the Closing Date by delivery to the Administrative Agent of a Designation Agreement duly executed by Kraft and the respective Subsidiary and substantially in the form of Exhibit E hereto, designate such Subsidiary as a Designated Subsidiary for purposes of this Agreement and such

Subsidiary shall thereupon become a Designated Subsidiary for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of each such designation by Kraft and the identity of the respective Subsidiary.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a Designated Subsidiary shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent, shall give promptly, and only upon its receipt of a request therefor from Kraft).

Notwithstanding the foregoing, no Lender shall be required to make Advances to a Designated Subsidiary in the event that the making of such Advances would or could reasonably be expected to breach, violate or otherwise be inconsistent with any internal policy, law or regulation to which such Lender is, or would be upon the making of such Advance, subject.

Section 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11. Jurisdiction, Etc.

(a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court. Kraft and each Borrower hereby agree that service of process in any such action or proceeding brought in any such New York state court or in such Federal court may be made upon the process agent appointed pursuant to this Section 9.11(b) (the “Process Agent”) and each Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Appointment of Process Agent. Each of the Borrowers agrees to appoint a Process Agent from the Effective Date through the Maturity Date (i) to receive on behalf of Kraft, each Borrower and each Designated Subsidiary and their respective property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or Federal court sitting in New York City arising out of or relating to this Agreement and (ii) to forward forthwith to Kraft, each Borrower and each Designated Subsidiary at their respective addresses copies of any summons, complaint and other process which such Process Agent receives in connection with its appointment. Kraft will give the Administrative Agent, prompt notice of such Process Agent’s address.

(c) Waivers.

(i) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the Credit Documents in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(ii) To the extent permitted by applicable law, each of the Borrowers and except as set forth in Section 9.04(c), the Lenders shall not assert and hereby waives, any claim against any other party hereto or any of their respective affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of the parties hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(iii) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS

INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11(C) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.12. Confidentiality. None of the Agents nor any Lender shall disclose any confidential information relating to Kraft or any Borrower to any other Person without the consent of Kraft, other than (a) to such Agent’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by either the confidentiality provisions of this Section 9.12 or other confidentiality provisions at least as restrictive as those in this Section 9.12, (b) as required by any law, rule or regulation or judicial process, (c) disclosure to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrowers received by it from any of the Agents or any Lender, and (c) as requested or required by (i) any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions or (ii) a self-regulating authority or pursuant to legal or judicial process.

Section 9.13. Integration. This Agreement and the Notes represent the agreement of Kraft, the other Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Kraft, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Section 2.07(c)(i) and Section 9.04(a) and except for any confidentiality agreements entered into by each Lender in connection with this Agreement.

Section 9.14. USA Patriot Act Notice

Each Administrative Agent and each Lender hereby notifies each of the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

Section 9.15. No Fiduciary Duty

The Administrative Agent, the Syndication Agent, the Documentation Agents, each Lender and their respective affiliates, may have economic interests that conflict with those of the Borrowers. Each of the Borrowers agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, the Syndication Agent, the Documentation Agents, the Lenders and their respective affiliates, on the one hand, and any Borrower, its stockholders or its affiliates, on the other. Each of the Borrowers acknowledges and agrees that (i) the financing transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Administrative Agent, the Syndication Agent, the Documentation Agents, the Lenders and their affiliates, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such financing transactions, each of the Administrative Agent, the Syndication Agent, the Documentation Agents, the Lenders and their respective affiliates is acting solely as a principal and not the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other person, (iii) none of the Administrative Agent, the Syndication Agent, the Documentation Agents, the Lenders or their respective affiliates has assumed an advisory or fiduciary responsibility in favor of any Borrower in connection with the Credit Documents (irrespective of whether any of the Administrative Agent, the Syndication Agent, the Documentation Agents, the Lenders or their affiliates has advised or is currently advising any Borrower on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Credit Documents and (iv) each of the Borrowers has consulted its own legal, financial and other advisors to the extent it deemed appropriate. Each of the Borrowers further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Borrowers agrees that it will not claim that any of the Administrative Agent, the Syndication Agent, the Documentation Agents, the Lenders or their affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower, in connection with the Credit Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KRAFT FOODS INC.

By:	/s/ John J. Pecora
Name:	John J. Pecora
Title:	Senior Vice President and Treasurer

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent and as a Lender

By:	/s/ Bruce H. Mendelsohn
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Tony Yung
Name:	Tony Yung
Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Documentation Agent and as a Lender

By:	/s/ Karl Studer
Name:	Karl Studer
Title:	Director

By:	/s/ Alain Schmid
Name:	Alain Schmid
Title:	Assistant Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as Documentation Agent and as a Lender

By:	/s/ Alan Vitulich
Name:	Alan Vitulich
Title:	Vice President

UBS SECURITIES LLC,
as Documentation Agent

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

UBS AG, STAMFORD BRANCH,

solely in its role as Reference Bank, with its obligation limited to furnishing to the Administrative Agent timely information for the Purpose of determining EURIBOR or LIBOR as provided in Section 2.07(b) or this Agreement

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

SOCIÉTÉ GÉNÉRALE,
as Documentation Agent and as a Lender

By:	/s/ Andrew S. Green
Name:	Andrew S. Green
Title:	Director